Exhibit 10.6
AMENDMENT TO EMPLOYMENT AGREEMENT
     This Amendment (“Amendment”) is made as of October 7, 2008 to the Employment Agreement (“Agreement”) dated as of the 12th day of December 2007 between Alkermes, Inc., a Pennsylvania corporation (the “Company”), and David A. Broecker (“Executive”).
     WHEREAS, the Company and Executive have entered into the Agreement and now wish to amend certain terms of the Agreement pursuant to this Amendment (capitalized terms used but not defined herein shall have the meaning set forth in the Agreement);
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. The second sentence of Section 5(b)(i) of the Agreement shall be deleted in its entirety and replaced with a new sentence which shall read as follows: “The Severance Amount shall be paid out in substantially equal bi-weekly installments over eighteen (18) months, in arrears beginning on the first payroll date that occurs after thirty-five (35) days from the Date of Termination.”
     2. The phrase “on the Date of Termination” shall be inserted into Section 6(b)(i) of the Agreement as follows: “If within twenty-four (24) months after a Change in Control occurs, the Executive’s employment is terminated by the Company without Cause as provided in Subparagraph 4(d) or the Executive terminates his employment for Good Reason as provided in Subparagraph 4(e), then, the Company shall pay Executive a lump sum in cash on the Date of Termination equal to the sum of...”
     3. Except as specifically amended herein, all provisions of the Agreement shall remain in full force and effect in accordance with their terms.
     IN WITNESS WHEREOF, the parties have executed this Amendment effective on the date and year first above written.

ALKERMES, INC.
By:	David A. Broecker
Title:

/s/ David A. Broecker
David A. Broecker